Exhibit 99.1

FOR IMMEDIATE RELEASE

Cardinal Health:	Patient Safety Technologies:

Troy Kirkpatrick (Media)	Steven Kane
(614) 757-6225	(951) 587-6201
troy.kirkpatrick@cardinalhealth.com	skane@surgicountmedical.com

Sally Curley (Investors)
(614) 757-7115
sally.curley@cardinalhealth.com

CARDINAL HEALTH, PATIENT SAFETY TECHNOLOGIES ENTER INTO EXCLUSIVE
DISTRIBUTION AGREEMENT FOR SURGICOUNT™ SURGICAL SAFETY PRODUCTS

Five-year agreement for barcode technology to prevent retained objects during surgery

DUBLIN, Ohio and TEMECULA, Calif., Nov. 20, 2009 — Cardinal Health and Patient Safety Technologies today announced that they have entered into a five-year exclusive distribution agreement to co-market the SurgiCount Safety-Sponge™ System, which helps prevent retention of sponges and towels unintentionally left in patients during surgical procedures.

The new agreement builds upon a relationship that began in 2006 when Cardinal Health became the exclusive distribution partner for the SurgiCount Safety-Sponge System, a complete and comprehensive sponge counting and documentation system designed to dramatically increase the accuracy of sponge counts performed in hospitals. Cardinal Health will continue to package SurgiCount’s lap sponges, gauze sponges and operating room towels in its market-leading Presource® kits and trays.

In addition, Cardinal Health has issued a $10 million purchase order for SurgiCount products, calling for deliveries over the next 12-month period. As part of the purchase order, Patient Safety Technologies has issued Cardinal Health warrants to purchase 1,250,000 shares of Patient Safety Technologies common stock (OTC Bulletin Board: PSTX) at $2 per share and 625,000 shares of its common stock at $4 per share.

“Cardinal Health and SurgiCount Medical have created a strong relationship over the past three years with a mutual goal to improve safety in the operating room,” said Steve Inacker, president of Cardinal Health’s Clinical and Procedural businesses. “Our enhanced partnership solidifies the Safety-Sponge System as Cardinal Health’s preferred technology to help our customers protect their patients from retained foreign objects during surgeries.”

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Cardinal Health and Patient Safety Technologies News

To date, Patient Safety Technologies and Cardinal Health have shipped more than 20 million SurgiCount Safety-Sponges that have been used in more than 700,000 procedures without a single undetected retained event.

“We are delighted to extend our relationship with Cardinal Health,” said Steven H. Kane, president and chief executive officer of Patient Safety Technologies. “This expanded co-marketing relationship will enable us to accelerate the rate of market adoption of our Safety-Sponge System and advance our goal of becoming the clinical standard of care in the hospital marketplace.”

The Safety-Sponge System is a complete and comprehensive sponge counting and documentation system designed to dramatically increase the accuracy of sponge counts performed in hospitals. SurgiCount labels each sponge with a unique serial number embedded in a data matrix bar code. A SurgiCounter is then used to scan and record the bar codes during the initial and final counts. Because each sponge is identified with a unique code, the SurgiCounter will not allow the same sponge to be counted more than once, leaving the user with a far more accurate and valid sponge count.

About Cardinal Health
Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a Fortune 18 health care services company that improves the cost-effectiveness of health care. As the business behind health care, Cardinal Health helps pharmacies, hospitals and ambulatory care sites focus on patient care while reducing costs, improving efficiency and quality, and increasing profitability. As one of the largest health care companies in the world, Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products to more than 40,000 locations each day. The company is also a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company supports the growing diagnostic industry by supplying medical products to clinical laboratories and operating the nation’s largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Cardinal Health employs more than 30,000 people worldwide. More information about the company may be found at cardinalhealth.com.

About Patient Safety Technologies
Patient Safety Technologies, Inc. (OTC: PSTX), through its wholly owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-Sponge™ System, a system designed to improve the standard of patient care and reduce health care costs by preventing the occurrence of surgical sponges and other retained foreign objects (RFOs) from being left inside patients after surgery. RFOs are among one of the most common surgical errors. For more information, contact SurgiCount at (951) 587-6201, or visit www.surgicountmedical.com.